AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CAPMARK FINANCIAL GROUP INC.

The undersigned, William C. Gallagher, certifies that he is the Chief Executive Officer of Capmark Financial Group Inc., a corporation organized and existing under the laws of the State of Nevada, and does hereby certify as follows:

(1)           The name of the corporation is Capmark Financial Group Inc. (the “Corporation”).

(2)           The original Articles of Incorporation of the Corporation under the original name GMAC Commercial Holding Corp. were filed with the Secretary of State of the State of Nevada on April 17, 1998, and Amended and Restated Articles of Incorporation of the Corporation were filed with the Secretary of State of the State of Nevada on March 23, 2006.

(3)           These Amended and Restated Articles of Incorporation further amend and restate the Articles of Incorporation of the Corporation.

(4)           These Amended and Restated Articles of Incorporation has been duly adopted in accordance with Sections 78.385, 78.390, 78.403 and 78.622 of Chapter 78 (Private Corporations) of the Nevada Revised Statutes (as the same may be amended from time to time, the “NRS”), pursuant to the Second Amended Joint Plan of Reorganization of Capmark Financial Group Inc. and Certain Affiliated Proponent Debtors under Chapter 11 of the United States Bankruptcy Code (11 U.S.C. § 101, et seq.) and the order of the United States Bankruptcy Court for the District of Delaware in In re: Capmark Financial Group Inc., et al., Debtors, Chapter 11 Case No. 09-136384 (CSS), confirming such plan (the “Confirmation Order”), which order provides for the execution and filing of these Amended and Restated Articles of Incorporation.

(5)           The undersigned has been authorized to sign these Amended and Restated Articles of Incorporation pursuant to the Confirmation Order.

(6)           These Amended and Restated Articles of Incorporation will be effective upon their filing with the Secretary of State of the State of Nevada.

(7)           Pursuant to Sections 78.385, 78.390, 78.403 and 78.622 of the NRS, the Articles of Incorporation are hereby amended and restated in their entirety as follows:

ARTICLE ONE
NAME

The name of the corporation (the “Corporation”) is CAPMARK FINANCIAL GROUP INC.

ARTICLE TWO
REGISTERED OFFICE

The name of the Corporation’s resident agent in the State of Nevada is CSC Services of Nevada, and the street address of the said resident agent where process may be served on the Corporation is 2215-B Renaissance Drive, Las Vegas, Nevada 89119.

ARTICLE THREE
NATURE OF BUSINESS

The nature of the business or purpose to be conducted or promoted is any lawful act or activity.

ARTICLE FOUR
CAPITAL STOCK

Section 1.        The total number of shares of stock that the Corporation is authorized to issue is 110,000,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”).  The Corporation may issue shares of its Common Stock from time to time for such consideration as may be fixed by the Board of Directors of the Corporation, which is expressly authorized to fix the same in its absolute and sole discretion.

Section 2.        Except as otherwise provided herein or as otherwise provided by applicable law, all shares of Common Stock shall have identical rights and privileges in every respect and be subject to the same qualifications, limitations and restrictions.

Section 3.        Except as otherwise required by law or these Amended and Restated Articles of Incorporation, each holder of Common Stock shall have one vote in respect of each share of Common Stock held of record on the books of the Corporation on all matters submitted to a vote for stockholders of the Corporation. Holders of Common Stock are not entitled to cumulate votes in the election of any directors.

Section 4.        The Corporation shall not issue any class of non-voting equity securities unless and solely to the extent permitted by section 1123(a)(6) of the Bankruptcy Code as in effect on the date of filing these Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada; provided, however, that this Section 4: (A) will have no further force and effect beyond that required under section 1123(a)(6) of the Bankruptcy Code; (B) will have such force and effect, if any, only for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation; and (C) in all events may be amended or eliminated in accordance with applicable law from time to time in effect.

Section 5.        The holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by applicable law available therefor, dividends payable either in cash, in property or in shares of capital stock.

ARTICLE FIVE
BOARD OF DIRECTORS

Section 1.        The business and affairs of the Corporation shall be managed and controlled by or under the direction of a Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the Articles of Incorporation or by the Bylaws directed or required to be exercised or done by the stockholders.

Section 2.        The number of directors of the Corporation constituting the whole Board of Directors shall consist of not fewer than three (3) nor more than eight (8) directors, with the number of such directors being originally eight (8) and thereafter being established from time to time either by a vote of the stockholders or by the Board of Directors.  A majority of the directors of the Corporation shall satisfy the independence requirements of the rules and regulations of the New York Stock Exchange (or any successor self-regulatory organization); provided that a director who was previously an independent director of the Corporation shall not cease to be independent for these purposes by reason of the fact that he or she is appointed by the Board of Directors to serve as the chief executive officer, chief operating officer or an executive vice president of the Corporation; provided further that no more than two (2) directors serving at one time shall be deemed to be independent pursuant to the immediately preceding proviso.  The directors shall be natural persons at least 18 years of age, and shall be elected annually by the stockholders, for the term of one year, and shall serve until the election and acceptance of their duly qualified successors or until such director’s earlier death, resignation or removal from office. In the event of any delay in holding, or adjournment of, or failure to hold an annual meeting, the terms of the sitting directors shall be automatically continued indefinitely until their successors are elected and qualified. Directors need not be residents of the State of Nevada or stockholders of the Corporation.

Section 3.        A majority of the number of directors determined in accordance with Section 2 of this Article Five shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time.

Section 4.        A vacancy on the Board of Directors, including a vacancy resulting from an increase in the number of directors, may be filled either by a vote of the stockholders or by the Board of Directors, though less than a quorum, to serve until the next annual meeting of the stockholders of the Corporation and until a successor is elected and qualified, provided that, any vacancy created by the removal of a director by the stockholders may only be filled by a vote of the stockholders.

Section 5.        Notwithstanding any other provision of these Articles of Incorporation or the Bylaws of the Corporation, any director or the entire Board of Directors may be removed with or without cause by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding shares of the Corporation entitled to vote.

Section 6.        Elections of directors need not be by written ballot unless the Bylaws shall so provide.

Section 7.        The Board of Directors shall have an Audit Committee, which shall perform the customary functions of an audit committee, a Compensation Committee, which shall perform the customary functions of a compensation committee, and a Finance Committee, which shall be responsible for approval of sale, settlement and restructuring of loans and related real estate assets of the Corporation and establishing approval guidelines for the persons authorized to approve any such transactions; provided that the Audit Committee may be authorized by resolution of the Board of Directors to perform the function of the Finance Committee, in which case there shall be no requirement of a separate Finance Committee.  Each of the Audit Committee, the Compensation Committee and the Finance Committee shall consist of no less than three (3) directors, each of whom satisfies the independence requirements under the rules and regulations of the New York Stock Exchange (or any successor self-regulatory organization); provided that if the number of directors of the Corporation constituting the whole Board of Directors as determined in accordance with Section 2 of this Article Five shall consist of no more than three (3) directors, the entire Board of Directors may perform the function of the Audit Committee, the Compensation Committee and the Finance Committee, so long as a majority of the directors satisfy the independence requirements as set forth in Section 2 of this Article Five.  The Board of Directors, by resolution adopted by a majority of the whole Board of Directors, may designate one or more additional committees, each committee to consist of one or more directors.

ARTICLE SIX
MEETINGS OF STOCKHOLDERS

Section 1.        Meetings of stockholders of the Corporation may be held within or without the State of Nevada, as the Bylaws of the Corporation may provide. The annual meeting of the stockholders of the Corporation shall be held within six (6) months after the close of the fiscal year of the Corporation, for the purposes of electing directors, and transacting such other business as may properly come before the meeting.

Section 2.        There shall be no requirement that any stockholder provide the Company advance notice of, or any particular information with respect to, any matter that may be properly presented by a stockholder for consideration at any annual meeting of the stockholders of the Corporation, including in respect of nomination of persons for election of directors.

Section 3.        Special stockholder meetings may be called by the Chairman of the Board of Directors, and shall be called by the Chairman of the Board of Directors, Chief Executive Officer or Secretary (i) within sixty (60) days of the request in writing of stockholders holding beneficially or of record at least nine percent (9%) of the voting power or (ii) as directed by a majority of the Board of Directors pursuant to a duly adopted resolution. Beneficial ownership of shares for these purposes may be established by submission to the Corporation of a written statement of broker, bank or other institutional nominee that is a direct or indirect participant in the Depository Trust Company, through which such shares are held.  Special stockholder meetings may not be called by any other person or persons.

ARTICLE SEVEN
CONSENT FOR ACTION WITHOUT A MEETING

Any action required or permitted by law, these Articles of Incorporation or the Bylaws of the Corporation to be taken at any annual or special meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required. In no instance where action is authorized by written consent need a meeting of stockholders be called or notice given.

ARTICLE EIGHT
CERTAIN RESTRICTIONS ON TRANSFER

Section 1.        Unless otherwise expressly approved by the Board of Directors, prior to the date on which the Corporation has a class of equity securities registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or is otherwise required to file reports under Section 13 or Section 15(d) of the Exchange Act, no shares of Capital Stock shall be Transferred, if such Transfer would (i) result in there being more than 450 holders of record of such class of Capital Stock as determined pursuant to Section 12(g) of the Exchange Act, and the rules and regulations promulgated thereunder or (iii) otherwise require the Corporation to register the Common Stock (or any other class of capital stock that may from time to time be authorized) under the Exchange Act or any other applicable federal or state securities laws.  Any Transfer in violation of the provisions of this Section 1 of Article Eight shall be null and void ab initio, and shall not be recognized by the Corporation on its books and records maintained for the registration of stockholders for any purpose.

Section 2.        As used in Section 1 of this Article Eight, Transfer means, with respect to any Capital Stock, (i) when used as a verb, to sell, assign, dispose of, exchange, issue, pledge, encumber, hypothecate or otherwise transfer such Capital Stock or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, issuance, pledge, encumbrance, hypothecation or other transfer of such Capital Stock or any participation or interest therein or any agreement or commitment to do any of the foregoing, including in each case by the Corporation.

ARTICLE NINE
LIMITATION OF DIRECTORS’ AND OFFICERS’ LIABILITY

The personal liability of the directors of the Corporation (including, without limitation, personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director) is hereby eliminated to the fullest extent permitted by the NRS. If the law of the State of Nevada is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by Law of the State of Nevada as so amended.  Any repeal or modification of this Article by the stockholders of the Corporation  shall be prospective  only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

ARTICLE TEN
INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1.        Every  person  who was or is a party or is threatened to be made a party to  or  is involved in any action, suit or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the written request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise shall be indemnified and held harmless to the  fullest extent legally permissible under the law of the State of Nevada from time to time against all expenses, liability and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred  or suffered  by  him or her in  connection therewith.  Such right of indemnification shall be a contract right that may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any Bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article Ten.  Without limiting the application of the foregoing, the Board of Directors  may  adopt  Bylaws  from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the law of the State of Nevada and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation as a director of officer of another corporation, or as its representative in a  partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

Section 2.        Expenses.  Expenses (including, without limitation, attorneys' fees and expenses) incurred in defending a civil, criminal, administrative, or investigative action suit or proceeding by any person entitled to indemnification pursuant to Section 1 of this Article Ten shall be paid by the Corporation as they are incurred and in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer or other person to repay such amount if it shall ultimately be determined that such director, officer or other person is not entitled to be indemnified by the Corporation under this Article Ten or under any other contract or agreement between the Corporation and such director, officer or other person.

Section 3.        To the fullest extent permitted by law, the rights to indemnification and advancement of expenses set forth in this Article Ten shall continue as to a person who has ceased to be a director or officer of the Corporation (or has ceased to serve at the written request of the Corporation as a director or officer of another corporation, or as a representative of the Corporation in a partnership, joint venture, trust or other enterprise) in respect of any act or omission, or alleged act or omission occurring prior to the time he or she has ceased to serve in such capacity and shall inure to the benefit of his or her heirs, executors and personal and legal representatives.

Section 4.        The Corporation may enter into indemnity agreements, including for the advancement of expenses in the manner provided in Section 2 of this Article Ten, with employees and agents of the Corporation, as approved by the Board of Directors and upon terms and conditions as it deems appropriate.

Section 5.        Any repeal or modification of the foregoing provisions of this Article Ten shall not adversely affect any right or protection hereunder of any person entitled to indemnification or advancement of expenses hereunder in respect of any act or omission, or alleged act or omission, occurring prior to the time of such repeal or modification.

ARTICLE ELEVEN
COMBINATIONS WITH INTERESTED STOCKHOLDERS

Section 1.        The Corporation, pursuant to NRS §78.434, hereby elects not to be governed by the provisions of NRS §78.378 through §78.3793, inclusive and §78.411 through §78.444, inclusive, of the Nevada Business Corporation Law.

Section 2.        The Corporation shall not adopt a rights agreement or similar agreement or plan providing for the dilutive issuance of shares of Common Stock or other securities of the Corporation, or rights to acquire such securities, to stockholders of the Corporation other than a stockholder who, alone or together with other persons, holds or beneficially owns in excess of a specified percentage of the outstanding shares of Common Stock (or other securities of the Corporation that may be authorized), unless such agreement or plan is approved in advance by stockholders holding at least a majority of the voting power.

ARTICLE TWELVE
ADOPTION AND AMENDMENT OF BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation, subject to the power of the stockholders to adopt, amend and repeal Bylaws; provided that the Board of Directors shall not have the power to amend or repeal any Bylaw adopted by stockholders, if the stockholders specifically provide that such Bylaw is not subject to amendment or repeal by the directors. No Bylaw shall retroactively invalidate any prior act of the Corporation, its directors, officers or stockholders.

ARTICLE THIRTEEN
RENUNCIATION OF BUSINESS OPPORTUNITY DOCTRINE

Section 1.        Any director, officer or stockholder of the Corporation, and any of their affiliates, other than those directors, officers or stockholders who are employees of the Corporation, may engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, is or may in the future be engaged and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly is or may in the future be engaged.  To the fullest extent permitted by Law of the State of Nevada, no director, officer or stockholder of the Corporation, or any of their affiliates, other than those directors, officers or stockholders who are employees of the Corporation, shall be held individually liable to the Corporation or its stockholders or creditors for any damages as a result of engaging in any such activities.

Section 2.        To the fullest extent permitted by Law of the State of Nevada, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered and opportunity to participate in, business opportunities that are from time to time presented to the directors, officers or stockholders of the Corporation, or any of their affiliates, other than those directors, officers or stockholders who are employees of the Corporation.  To the fullest extent permitted by Law of the State of Nevada, no director, officer or stockholder of the Corporation, or any of their affiliates, other than those directors, officers or stockholders who are employees of the Corporation, shall be held individually liable to the Corporation or its stockholders or creditors for any damages as a result of pursuing or acquiring any such business opportunities

Section 3.        No amendment or repeal of this Article Thirteen shall apply to or have any effect on the liability or alleged liability of any director, officer or stockholder of the Corporation or any of their affiliates for or with respect to any activities commenced, or any business opportunities of which a director, officer or stockholder became aware, prior to such amendment or repeal.

ARTICLE FOURTEEN
AMENDMENT OF ARTICLES OF INCORPORATION

These Articles of Incorporation may be amended by the affirmative vote of stockholders holding at least a majority of the voting power of the Corporation.

I, THE UNDERSIGNED, being duly authorized pursuant to the Confirmation Order, do hereby execute these Amended and Restated Articles of Incorporation this 23rd day of September, 2011.

/s/ William C. Gallagher
Name: William C. Gallagher